UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2014

dELiA*s, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51648	20-3397172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West 23rd Street, New York, New York 10010

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (212) 590-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 4, 2014, dELiA*s, Inc. (the “Company”), certain of its wholly-owned subsidiaries, as borrowers, and certain of its wholly-owned subsidiaries, as guarantors, entered into a Fourth Amendment to Credit Agreement and Negative Pledge Agreement, dated as of February 4, 2014 (the “Fourth Amendment”), with each lender party thereto and Salus Capital Partners, LLC, as Administrative Agent (in such capacity, the “Agent”) and Collateral Agent. The Fourth Amendment modified the Credit Agreement, dated as of June 14, 2013, as amended to date (the “Credit Agreement”), among the foregoing parties to, among other things, increase the Company’s borrowing base availability for extensions of credit based on the Company’s inventory and its owned real property, until the earliest to occur of (a) February 28, 2014, (b) Availability (as defined in the Credit Agreement) being equal to or greater than $10,000,000, and (c) if elected by the Agent, upon the occurrence and continuance of an Event of Default. Amounts outstanding under the Credit Agreement shall accrue interest at a rate per annum equal to the greater of (a)(i) the Base Rate (as defined in the Credit Agreement) plus 3.00%, and (ii) 6.25%, and (b) commencing on March 1, 2014, (i) the Base Rate plus 4.00%, and (ii) 7.25%; provided that under certain circumstances, the 1% increase shall not apply. The Agent and such lenders also agreed to release dELiA*s Brand, LLC as a co-borrower, guarantor and pledgor under the Credit Agreement and related loan documents and the Company agreed to negative covenants that would prohibit, with certain exceptions, dELiA*s Brand, LLC from incurring indebtedness or liens on its property, assets or revenues.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Fourth Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 31, 2014, the Company received a notification letter from The NASDAQ OMX Group (“Nasdaq”) indicating that the bid price of the Company’s common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Listing Rule 5450(a)(1). This notification letter has no effect on the listing of the Company’s common stock at this time. The Company has been provided a period of 180 calendar days, or until July 30, 2014, to regain compliance. The letter states that the Nasdaq staff will provide written notification that the Company has regained compliance if at any time before July 30, 2014, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. In the event the Company does not regain compliance, the Company may be eligible for additional time, if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency, by effecting a reverse stock split, if necessary. If the Company is able to meet these requirements, the Nasdaq staff will inform the Company that it has been granted an additional 180 calendar days. If, however, the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company’s securities will be subject to delisting.

The Company intends to actively monitor the closing bid price of its common stock and will consider available options to resolve the deficiency for the purpose of regaining compliance with the $1.00 minimum bid price requirement and maintaining its listing on the Nasdaq Global Market. However, even if the Company is able to regain compliance with the minimum bid price requirement, the Company may not be able to maintain compliance with the other requirements to maintain its listing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Fourth Amendment to Credit Agreement and Negative Pledge Agreement, dated as of February 4, 2014, among dELiA*s, Inc., each of the wholly-owned subsidiaries of dELiA*s, Inc. identified on Schedules 1.01 and 1.02 to the Credit Agreement, each lender party thereto, and Salus Capital Partners, LLC, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s, Inc.

(Registrant)

Date: February 6, 2014	By:	/s/ David J. Dick
David J. Dick, Senior Vice President, Chief
Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amendment to Credit Agreement and Negative Pledge Agreement, dated as of February 4, 2014, among dELiA*s, Inc., each of the wholly-owned subsidiaries of dELiA*s, Inc. identified on Schedules 1.01 and 1.02 to the Credit Agreement, each lender party thereto, and Salus Capital Partners, LLC, as Administrative Agent and Collateral Agent.